Exhibit 99.1

Company Contact:

Resource Investor Relations

Phone: (866) 469-0129

E-mail: ResourceOperations@Resourcerei.com

Resource Real Estate, LLC Responds to COVID-19

Philadelphia, PA (March 30, 2020) – Resource Real Estate, LLC (“Resource”), as the sponsor of Resource Real Estate Opportunity REIT, Inc., Resource Real Estate Opportunity REIT II, Inc., and Resource Apartment REIT III, Inc. (collectively the “REITs”), announces the following statement regarding the management of these companies.

As a result of the global coronavirus (COVID-19) pandemic, Resource is absolutely focused on the safety and security of its employees and their families, the residents of its communities, and the management of its assets on behalf of the shareholders of the REITs.

In order to accommodate the undoubted stress facing the residents in our 15,000 apartment units across the United States, Resource is employing an aggressive set of actions. Clubhouses, pools and fitness areas have been closed, and value-add rehabilitation projects will be deferred temporarily.  Capital expenditures will be focused on providing clean, safe and leasable conditions for our current and prospective residents.  The REITs will also temporarily suspend dividend payments as of April 1st in order to preserve cash at the properties in order to offset any disruptions in rents that may occur as a result of the coronavirus.

As a result of these actions, Resource will simultaneously focus on the safety of its residents and financial flexibility of the REITs.  History has shown that conservative balance sheets, adequate cash liquidity, and proactive leadership and management are the best defenses to combat the type of difficult and unforeseen situation that we are all facing.

While navigating this situation, Resource is fully open for business with business continuity plans and technology that are 100% operational on a remote basis for all employees and functions across the firm. Successful testing of disaster recovery and business continuity plans were completed in February 2020, and now all systems and procedures are working as planned in what unfortunately are real world conditions.

Resource has over 20 years of investment experience in the multifamily sector and has successfully managed large apartment portfolios through multiple cycles and challenging environments.   Acting aggressively and decisively should ensure the best outcome for all of our stakeholders and shareholders in both the short term and the long term.

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About Resource

Resource Real Estate, LLC, the REITs’ sponsor, is an asset management company that specializes in real estate investments. The REITs collectively own approximately $2.8 billion of multifamily properties across 16 states as of 12/31/2019.  Resource’s investments emphasize consistent value and long-term returns with an income orientation. Resource is a wholly-owned subsidiary of C-III Capital Partners LLC, a fully integrated asset management and commercial real estate services company.